SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

OVERHILL FARMS, INC.
(Name Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Overhill Farms, Inc.
2727 East Vernon Avenue
Vernon, California  90058

Dear Stockholders:

You are cordially invited to attend the 2009 annual meeting of stockholders of Overhill Farms, Inc. that will be held on June 1, 2009 at 9:00 a.m. Pacific time, at our principal executive offices located at 2727 East Vernon Avenue, Vernon, California 90058. All holders of our outstanding common stock as of the close of business on April 17, 2009 are entitled to vote at the meeting.

Enclosed are a copy of the notice of meeting of stockholders, a proxy statement, a proxy card and our latest annual report on Form 10-K. A current report on our business operations will be presented at the meeting, and stockholders will have an opportunity to ask questions.

We hope you will be able to attend the meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the meeting.

Sincerely,

/S/ James Rudis

James Rudis
Chairman, President and Chief Executive Officer

Overhill Farms, Inc.
2727 East Vernon Avenue
Vernon, California  90058
__________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 1, 2009

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of stockholders of Overhill Farms, Inc. will be held on June 1, 2009 at 9:00 a.m. Pacific time, at our principal executive offices located at 2727 East Vernon Avenue, Vernon, California 90058, for the following purposes:

(1)	to elect five nominees to our board of directors, as described in proposal 1;

(2)	to approve amendments to procedures contained in our articles of incorporation for advance notice of nominations by stockholders, as described in proposal 2;

(3)	to approve amendments to procedures contained in our articles of incorporation for advance notice of business proposed to be conducted by stockholders at an annual meeting, as described in proposal 3;

(4)	to approve amendments to indemnification and limited liability provisions contained in our articles of incorporation, as described in proposal 4;

(5)	to approve the amendment and restatement of our articles of incorporation in order to update various provisions, as described in proposal 5; and

(6)	to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Our board of directors has fixed the close of business on April 17, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only holders of our common stock at the close of business on the record date are entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at our executive offices. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee and who wish to vote in person at the meeting should bring with them a legal proxy.

Accompanying this notice are a proxy card, a proxy statement and copy of our latest annual report. PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. As described in the proxy statement, the proxy may be revoked at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

                                  /S/ Richard A. Horvath

Secretary
Vernon, California
April 17, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 1, 2009

The proxy statement and a copy of our latest annual report are available in the “Investor Relations” section of our website at http://www.overhillfarms.com.

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the 2009 annual meeting of stockholders.  If you need directions to be able to attend the meeting, you may call our Investor Relations department at (323) 582-9977.  However, even if you do plan to attend, please promptly complete, sign, date and mail the enclosed proxy card in the envelope provided. Returning a signed proxy card will not prevent you from voting in person at the meeting, if you so desire, but will help us to secure a quorum and reduce the expense of additional proxy solicitation.

TABLE OF CONTENTS

Proposal 5 – Approval of Amendment and Restatement of Articles of Incorporation in Order to Update Various Provisions……...…………….26

i

Overhill Farms, Inc.
2727 East Vernon Avenue
Vernon, California  90058
_______________________

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 1, 2009
_______________________

INTRODUCTION

Date, Time, Place, Purpose

This proxy statement is being furnished to holders of common stock of Overhill Farms, Inc., a Nevada corporation, in connection with the solicitation of proxies by our board of directors for use at the 2009 annual meeting of our stockholders, or at any adjournments and postponements of that meeting.  This proxy statement and accompanying proxy card are first being sent or given to our stockholders on or about April 23, 2009.

Our 2009 annual meeting of stockholders will be held on June 1, 2009 at 9:00 a.m. Pacific time, at our principal executive offices located at 2727 East Vernon Avenue, Vernon, California 90058.  At the annual meeting, you will be asked to consider and vote upon the proposals described in this proxy statement and the accompanying notice of meeting and such other matters as may properly come before the meeting.

Voting Rights and Votes Required for Approval

We have one class of capital stock outstanding, common stock. Only holders of record of our common stock at the close of business on April 17, 2009, which date has been set as the record date, are entitled to notice of and to vote at the meeting.

As of the close of business on the record date, there were 15,823,271 shares of our common stock outstanding and entitled to vote at the meeting.  Each holder of record of our common stock on the record date is entitled to cast one vote per share for each director nominee to be elected and for each other proposal.  Director nominees will be elected by a plurality of the votes cast assuming a quorum is present.  Each of proposals 2 through 5 will be approved if the number of votes cast in favor of the particular proposal exceeds 50% of the shares of our common stock outstanding and entitled to vote at the meeting.  Unless otherwise required by law, any other proposal to be voted upon at the meeting will be deemed approved by our stockholders if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Solicitation of Proxies

The proxy card accompanying this proxy statement is solicited on behalf of our board of directors for use at the meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to us.  All proxies that are properly executed and returned and that are not revoked, will be voted at the meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, “FOR ALL NOMINEES” and “FOR” each of the other proposals described on the proxy card.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting, by:

•	delivering to our Secretary (by any means, including facsimile), a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering to our Secretary (by any means, including facsimile) a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•
attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy, and a stockholder whose shares are held in the name of a broker or other nominee must present a legal proxy in order to vote at the meeting).

Our board of directors does not presently intend to bring any business before the meeting of our stockholders other than the proposal referred to in this proxy statement and specified in the notice of meeting.  So far as is known to our board of directors, no other matters are to be brought before the meeting.  As to any business that may properly come before the meeting, however, it is intended that shares represented by proxies held by management will be voted in accordance with the judgment of the persons voting the shares.

We contemplate that the solicitation of proxies will be made primarily by mail.  We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of shares of our common stock and will reimburse them for their expenses in so doing.  We have no present plans to hire special employees or paid solicitors to assist us in obtaining proxies, but we reserve the right to do so if we believe it is necessary to secure a quorum.

Quorum and Tabulation of Votes

The required quorum for the transaction of business at the 2009 annual meeting of stockholders is a majority of the shares of our stock issued and outstanding and entitled to vote at the meeting.  Votes cast at the meeting will be tabulated by the person or persons appointed by us to act as inspectors of election for the meeting.

Shares of our common stock represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), as well as abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the meeting.  “Broker non-votes” are shares of voting stock held in record name by brokers and nominees concerning which: (i) the brokers or nominees do not have discretionary voting power under applicable rules or the instrument under which they serve in such capacity and instructions have not been received from the beneficial owners or persons entitled to vote; or (ii) the record holder has indicated on the proxy or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter.

Recommendation of Our Board of Directors

Our board of directors recommends that our stockholders vote “FOR ALL NOMINEES” and “FOR” all other  proposals described in this proxy statement and the accompanying notice of meeting.

THE PROPOSALS TO BE VOTED UPON AT THE MEETING ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT. YOU ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

PROPOSAL 1
ELECTION OF DIRECTORS

Our bylaws provide that our board of directors shall consist of not less than three nor more than ten directors, with the exact number of directors that constitutes our board of directors to be set exclusively by a resolution of our board of directors.  The number of directors on our board of directors currently is set at five, and there are no vacancies on our board of directors.

Our board of directors proposes that our stockholders elect the following five nominees to our board of directors: James Rudis, Harold Estes, Geoffrey A. Gerard, Alexander Auerbach and Alexander Rodetis, Jr.  Each of these nominees is, at present, a member of our board of directors.  Biographical information on the nominees to our board of directors is set forth below under the heading “Directors, Director Nominees and Executive Officers.”

Proxies held by management will be voted in favor of the election of these five nominees unless the stockholder giving a proxy indicates that the proxy shall not be voted for any or all of them.  If for any reason any of the five nominees should, prior to the annual meeting, become unavailable for election as a director, an event not now anticipated, the proxies held by management may be voted for a substitute nominee, if any, as recommended by our board of directors.

Directors, Director Nominees and Executive Officers

Below is information regarding our executive officers, directors and director nominees as of April 17, 2009:

Name	Age	Positions Held	Director Since
James Rudis	59	Chairman of the Board, President, Chief Executive Officer and Director	1995
Tracy E. Quinn	54	Interim Chief Financial Officer	-
Richard A. Horvath	63	Senior Vice President and Secretary	-
Harold Estes(1)	69	Director	2002
Geoffrey A. Gerard(1)(2)(3)	64	Director	2002
Alexander Auerbach(2)(3)	65	Director	2004
Alexander Rodetis, Jr.(1)	66	Director	2004
____________
(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of nominating and governance committee.

The following information regarding the principal occupations and other employment of our directors and executive officers during the past five years and their directorships in certain companies is as reported to us by each of them.

James Rudis was elected to our board of directors in April 1995 and has served as President since June 1997. He also served as a director of our former parent company, TreeCon Resources, Inc. (formerly Polyphase Corp.) from December 1992 to December 2003, and until December 2003 had served as President of TreeCon Resources since July 1997 and Chairman and Chief Executive Officer of TreeCon Resources since February 1998.  He served as Executive Vice President of TreeCon Resources from March 1994 until July 1997.  Prior to his employment with us and with TreeCon Resources, Mr. Rudis was President of Quorum Corporation, a private consulting firm involved in acquisitions and market development.  From 1970 until 1984, he held various executive positions in CIT Financial Corporation, including Vice President and Regional Manager of that company’s Commercial Finance Division.

Tracy E. Quinn has served as our Interim Chief Financial Officer since September 2007.  Ms. Quinn filled various senior-level finance and operating positions for the H.J. Heinz Company prior to taking early retirement in 2005 after 21 years with that company. At Heinz, she served as Corporate Controller and Chief Accounting Officer; Vice President-Finance with one of its U.S. frozen foods divisions; Vice President-Strategy Development at the corporate level; Managing Director of its U.S. infant foods business unit; and Chief Financial Officer or Chief Executive Officer of various Heinz international operations.

Richard A. Horvath has served as our Senior Vice President and Secretary since November 1997.  Mr. Horvath also served as our Chief Financial Officer from November 1997 through March 2003 and as a member of our board of directors from November 1999 to September 2004.  Mr. Horvath has been in the food industry for over 30 years.  Prior to his employment with us, Mr. Horvath served as Chief Financial Officer of Martino’s Bakery, Inc. During the period of 1973 to 1996, he held various positions with Carnation Company, Star Kist Foods and Mission Foods.

Harold Estes was appointed to our board of directors in October 2002.  Mr. Estes is the President of Texas Timberjack, Inc. (“TTI”), a wholly-owned subsidiary of TreeCon Resources.  He was elected as a director of TreeCon Resources in February 1996 and resigned from the TreeCon Resources board of directors in April 1997.  In 2004, Mr. Estes was again elected as a director of TreeCon Resources.  TTI is a distributor of industrial and commercial timber and logging equipment and is also engaged in certain related timber and sawmill operations.  Mr. Estes has been President of TTI since 1984, when he acquired TTI from Eaton Corporation.  Mr. Estes previously served as a director of Newton Bancshares, Inc., the parent of First National Bank of Newton (Texas), for approximately ten years until the sale of the bank in October 2001.

Geoffrey A. Gerard was elected to our board of directors in February 2002.  Mr. Gerard served as Secretary and General Counsel of Equivest, Inc. from 1975 to 1977.  Mr. Gerard then served as Secretary and General Counsel for two privately held oil and gas exploration companies until 1978.  Mr. Gerard has been in the private practice of law in Dallas County, Texas since 1978, specializing in business transactions.  Mr. Gerard received a B.S. in Business-Finance and a J.D. from Indiana University.

Alexander Auerbach was appointed to our board of directors in September 2004.  Mr. Auerbach is President of Alexander Auerbach & Co., Inc., a public relations and marketing services firm that he founded in 1986.  Prior to establishing Alexander Auerbach & Co., Inc., Mr. Auerbach served as Chief Operating Officer of two magazine publishing companies.  Earlier in his career, Mr. Auerbach was a senior member of the business and financial news staff of The Los Angeles Times and a financial writer for The Boston Globe.  Mr. Auerbach holds a B.A. from Columbia University and an M.B.A. from the University of California at Los Angeles.

Alexander Rodetis, Jr. was appointed to our board of directors in September 2004. Mr. Rodetis is currently President and co-founder of Fairway Financial Services LLC, organized in October 2005 and currently engaged to provide financial and due diligence guidance to bank and non-bank lending institutions as well as to companies seeking solutions to their corporate finance requirements. In addition, Mr. Rodetis is President of Pegasus Financial Services, L.L.C., which he founded in September 1996 and is currently engaged, on a project basis, to perform loan reviews and credit assessments for the loan portfolio of a community bank located on the East Coast. Mr. Rodetis has been in the financial services community for over thirty-five years. Mr. Rodetis had been the Marketing and Strategic Planning Coordinator of the Daley-Hodkin Group from March 2004 to September 2007, a business valuation, asset disposition and consulting organization and previously held the position of Inventory Appraisal Business Head for the Group. He served as Senior Vice President of General Motors Acceptance Corporation’s Commercial Finance Division from 2002 to 2003, where he co-founded the Special Assets Group. From 1998 to 2002, Mr. Rodetis served as Executive Vice President of the Merchants Bank of New York, where he co-founded the asset-based lending corporation for the bank. Prior to that, he served as Vice President of Fremont Financial Corp. and of National Westminster Bancorp and held various credit and marketing positions at other banking institutions, including The Chase Manhattan Bank and Citibank North America, Inc. Mr. Rodetis earned a B.S. in Accounting, a B.A. in Business Administration and an M.B.A. in finance from Fairleigh Dickinson University. He has also completed financial analysis and corporate finance courses at The Harvard School of Business.

Term of Office and Family Relationships

Our directors are elected at each annual stockholders’ meeting or at such other times as reasonably determined by our board of directors.  Each of our directors is to hold office until his successor is elected and qualified or until his earlier death, resignation or removal.  Each of our executive officers serves at the discretion of our board of directors.  There are no family relationships among our executive officers, directors and director nominees.

Corporate Governance

Our board of directors believes that good corporate governance is paramount to ensure that Overhill Farms, Inc. is managed for the long-term benefit of our stockholders.  Our board of directors has adopted corporate governance guidelines that guide its actions with respect to, among other things, the composition of our board of directors and its decision making processes, board meetings and involvement of management, the board’s standing committees and procedures for appointing members of the committees, and its performance evaluation for our Chief Executive Officer.

Our board of directors has adopted a code of ethics that applies to all of our directors, officers and employees.  The code of ethics constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and is our “code of conduct” within the meaning of the listing standards of the NYSE Alternext US (“NYSE Amex”).  We will provide a copy of our code of ethics to any person without charge, upon written request to Overhill Farms, Inc., Attention:  Investor Relations, P.O. Box 58806, Vernon, California 90058.

Director Independence

NYSE Amex rules and the charters of our board committees provide that a majority of our board of directors and all members of our audit, compensation and nominating and governance committees of our board of directors will be independent.  On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.  Following completion of these questionnaires, the board of directors, with the assistance of the nominating and governance committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the Securities and Exchange Commission (“Commission”) and NYSE Amex and consideration of any other material relationship a director may have with us.

Our board of directors has determined that each of our non-employee directors, each of whom is also a director nominee, is “independent” as defined in the general board independence standard contained in Section 803A of the NYSE Amex listing standards.  Our board of directors also has determined that each of Messrs. Rodetis, Gerard, and Estes are, and Louis J. Giraudo prior to his resignation from our board in February 2008 was, “independent” as defined in Sections 803A and 803B of the NYSE Amex listing standards applicable to audit committee members. In addition, our board of directors has determined that Mr. Auerbach is “independent” under Section 803A of the NYSE Amex listing standards applicable to compensation committee members. Also, our board of directors has determined that each of Messrs. Gerard and Auerbach is  “independent” under Section 803A of the NYSE Amex listing standards applicable to nominating and governance committee members.

Security Holder Communications with Our Board of Directors

Our board of directors has established a process to receive communications from security holders.  Security holders and other interested parties may contact any member (or all members) of our board of directors, or the independent directors as a group, any committee of our board of directors or any chair of any such committee, by mail or electronically.  To communicate with our board of directors, any individual director or any group or committee of directors, correspondence should be addressed to our board of directors or any such individual director or group or committee of directors by either name or title.  All such correspondence should be sent “c/o Secretary” at P.O. Box 58806, Vernon, California 90058.  To communicate with any of our directors electronically, security holders should send an e-mail “c/o Secretary,” to info@overhillfarms.com.

All communications received as set forth in the preceding paragraph will be opened by our Secretary for the sole purpose of determining whether the contents represent a message to our directors.  Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for our board of directors will be forwarded promptly to the addressee.  In the case of communications to our board of directors or any group or committee of directors, our Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Board Committees and Meetings

Our business, property and affairs are managed under the direction of our board of directors.  Our directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.  During the fiscal year ended September 28, 2008, our board of directors held four meetings.  During fiscal year 2008, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which he served.

Members of our board of directors and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during fiscal year 2008.  Additionally, the independent members of the board of directors met in executive session regularly without the presence of management.

Our board of directors has established standing audit, compensation and nominating and governance committees.  Each committee has a written charter that is reviewed annually and revised as appropriate. The charters of our audit, compensation and nominating and governance committees are available on our Internet website located at http://www.overhillfarms.com.  Information on our Internet website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the Commission.

In January 2008, our board of directors formed a special committee to consider offers for acquisition of all of our outstanding common stock.  The special committee had the ability to decline a proposed transaction as well as the ability to negotiate terms. The special committee did not have the right to approve a transaction, but they could have recommended approval to our board of directors.  Our board of directors had the ultimate right to approve or reject any transaction.  The special committee was dissolved as of July 1, 2008, but could be reinstated quickly as and when needed.

Audit Committee

Our audit committee’s principal functions are to monitor our financial reporting process and internal control system, review and appraise the audit efforts of our independent auditors and provide an open avenue of communication among our independent accountants, financial and senior management and our board of directors.  During fiscal year 2008, the audit committee was composed of Messrs. Rodetis, Gerard, Giraudo and Estes, with Mr. Rodetis serving as the committee chairman.  Following Mr. Giraudo’s resignation from our board and audit committee on February 4, 2008, Mr. Estes was appointed to fill the vacancy on the audit committee.   Our board of directors has determined that Mr. Rodetis is an “audit committee financial expert” and that each of Messrs. Rodetis, Gerard, and Estes is, and Mr. Giraudo was, “independent” as defined in Sections 803A and 803B of the NYSE Amex listing standards.  Our audit committee operates pursuant to a charter approved by our board of directors and audit committee, according to the rules and regulations of the Commission and NYSE Amex.  A copy of the charter of our audit committee is posted in the “Investors” section of our website at http://www.overhillfarms.com.  Five audit committee meetings were held during fiscal year 2008. The Audit Committee Report for fiscal year 2008 is included below under the heading “Audit Committee Report.”

Compensation Committee

Our compensation committee’s primary functions are to administer our stock option and stock plans, approve grants of securities under those plans, review forms of compensation to be provided to our officers and employees, and review and make recommendations to our board of directors regarding all forms of compensation to be provided to our directors.  Our entire board of directors also may perform these functions with respect to our stock option and stock plans.  During fiscal year 2008, the compensation committee was composed of Messrs. Auerbach, Gerard and Giraudo, with Mr. Auerbach serving as the committee chairman.  Mr. Giraudo resigned from the compensation committee in February 2008.  Our board of directors has determined that each of Messrs. Auerbach and Gerard is, and Mr. Giraudo was, “independent” under Section 803A of the NYSE Amex listing standards.  Our compensation committee operates pursuant to a charter approved by our board of directors and compensation committee.  A copy of the charter of our compensation committee is posted in the “Investors” section of our website at

http://www.overhillfarms.com.  Our compensation committee acted by written consent during fiscal year 2008 but did not hold formal meetings.

Additional information concerning the compensation policies and objectives established by our compensation committee is included under the heading “Executive Compensation — Compensation Discussion and Analysis” below.  The Compensation Committee Report for fiscal year 2008 is included below under the heading “Compensation Committee Report.”

Nominating and Governance Committee

Our nominating and governance committee selects nominees for our board of directors.  NYSE Amex rules require that director nominations must be either selected, or recommended for the board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of our independent directors.  During fiscal year 2008, the committee was composed of Messrs. Gerard and Auerbach, with Mr. Gerard serving as committee chairman. Our board of directors has determined that each of Messrs. Gerard and Auerbach is “independent” under Section 803A of the NYSE Amex listing standards.

The nominating and governance committee assists our board of directors with its nominating function and with reviewing and evaluating our compliance with corporate governance requirements as described in the committee’s charter referenced below.  The committee utilizes a variety of methods for identifying and evaluating nominees for director, including candidates that may be referred by our stockholders.  Stockholders who desire to recommend candidates for the board for evaluation may do so by contacting us in writing, identifying the potential candidate and providing background information.  Candidates may also come to the attention of the committee through current board members, professional search firms and other persons.  In evaluating potential candidates, the committee will take into account a number of factors, including among others, the following:

•	independence from management;

•	whether the candidate has relevant business experience;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses;

•	corporate governance background;

•	financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership; and

•	the size and composition of our board.

Our nominating and governance committee operates pursuant to a charter approved by our board of directors and nominating and governance committee.  A copy of the charter of our nominating and governance committee is posted in the “Investors” section of our website at http://www.overhillfarms.com. Our nominating and governance committee acted by written consent to recommend that our board of directors nominate all of the existing directors as director nominees for re-election to our board of directors at our 2009 annual meeting of stockholders.  No nominating and governance committee meetings were held during fiscal year 2008.

Policy With Regard to Board Members’ Attendance at Annual Meetings

It is our policy that our directors are invited and encouraged to attend all of our annual meetings.  At the time of our 2008 annual meeting of stockholders, we had five directors, all of whom were in attendance at the meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Commission.  These officers, directors and stockholders are required by Commission regulations to furnish us with copies of all reports that they file.

Based solely upon a review of copies of the reports furnished to us during the fiscal year ended September 28, 2008 and thereafter, or any written representations we received from directors, officers and beneficial owners of more than 10% of our common stock (“reporting persons”) that no other reports were required, we believe that, during fiscal year 2008, all Section 16(a) filing requirements applicable to our reporting persons were met except that the following individuals filed late the following numbers of Form 4s to report the following transactions:  Harold Estes – one report, seven transactions; and Geoffrey A. Gerard – two reports, two transactions.

Executive Compensation

Compensation Discussion and Analysis

Compensation Governance

Our compensation committee is responsible for reviewing and making recommendations to our board of directors regarding compensation policy for our executive officers and also has the authority to approve grants under our option and stock plans.

Compensation Philosophy and Objectives

Our compensation programs for our executive officers are intended to reflect our performance and the value created for our stockholders.  We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to these individuals.  Our current compensation philosophy is based on three central objectives:

•
To provide an executive compensation structure and system that is both competitive in the marketplace and also internally equitable based upon the weight and level of responsibilities of each executive;

•	To attract, retain and motivate qualified executives within this structure, and reward them for outstanding performance-to-objectives and business results; and

•
To structure our compensation policy so that the compensation of executive officers is dependent in part on the achievement of our current year business plan objectives and dependent in part on the long-term increase in our net worth and the resultant improvement in stockholder value, and to maintain an appropriate balance between short and long-term performance objectives.

The compensation committee evaluates both performance and compensation to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.  The principal components of compensation for our executives consist of base salary, discretionary bonuses and perquisites and other personal benefits.

From time to time we also offer alternative sources of compensation, such as stock options, to our executive officers. Options provide executive officers with the opportunity to buy and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. In addition, if a participant were to leave prior to the exercise of the participant’s options, the unexercised options would be forfeited after the expiration of the period specified in the options. This makes it more difficult for competitors to recruit key employees away from us. We believe that option grants afford a desirable long-term compensation method because they closely align the interests of our management and other employees with stockholder value and motivate officers to improve our long-term stock performance.  No stock options were granted in fiscal year 2008.

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted in any year with respect to each of our named executive officers.  It is our policy that, to the extent possible, compensation will be structured so that the federal income tax deduction limitations will not be exceeded.

Executive Compensation for Fiscal Year 2008

Our compensation policy is designed to reward performance.  In measuring our executive officers’ contributions to our company, our compensation committee considers numerous factors, including our growth and financial performance as measured by revenue, gross margin improvement, earnings per share, as well as cashflow targets, among other key performance indicators.  We consider individual experience, responsibilities and tenure when determining base salaries, as well as industry averages for similar positions.  In addition, we analyze qualitative and quantitative factors when awarding incentive compensation, such as the overall performance of our company and the relative contribution of each individual compared to pre-established performance goals.

Our chief executive officer makes recommendations to our compensation committee regarding the salaries, bonus arrangements and option grants, if any, for key employees, including all executive officers.  For executive officers whose bonus awards are based partly on individual performance, our chief executive officer’s evaluation of such performance is provided to and reviewed by our compensation committee.  Our compensation committee does not currently engage any consultant related to executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of management’s control.  We do not subscribe to an exact formula for allocating cash and non-cash compensation. However, a significant percentage of total executive compensation is performance-based.  Historically, the majority of the incentives to our executives have been in the form of cash incentives, as we previously had debt restrictions that restricted the number of stock options granted.

For fiscal year 2008, our compensation for named executives consisted of base salary, discretionary bonuses and perquisites.  No stock options or other equity incentives were granted.

Our board of directors, upon recommendation of our compensation committee, has approved bonuses for each executive officer for fiscal year 2008.  The primary criteria used in determining bonuses related to our overall performance, progress on strategic objectives and each individual’s contribution to that performance.

During fiscal year 2008, we improved our financial performance compared to fiscal year 2007, with year-over-year increases in net revenues of 24.0% and net income of 126.2%.  We also strengthened our balance sheet and improved our capital and liquidity positions. As a result, Mr. Rudis received a total bonus of $176,900, Ms. Quinn received a total bonus of $6,900 and Mr. Horvath received a total bonus of $25,552.  Further information regarding executive bonuses is contained below under the heading “Executive Bonuses.”

Conclusion

Although we have adopted from time to time in the past, and may again in the future adopt, a formal bonus plan involving certain pre-established goals, we did not adopt such a plan for our executives in fiscal years 2008 and 2007. Our policy is not to disclose target levels with respect to specific quantitative or qualitative performance-related factors or factors considered to involve confidential business information, because their disclosure would have an adverse effect on us.  The adverse effect would stem from competitive harm that would occur if we were to disclose confidential trade secrets or confidential commercial or financial information or specific customer-related targets and objectives.

Attracting and retaining talented and motivated management and employees is essential in creating long-term stockholder value. Offering a competitive, performance-based compensation program helps to achieve this objective by aligning the interests of executive officers and other key employees with those of stockholders.  We believe that our fiscal year 2008 compensation program met this objective.

Summary Compensation Table

The following table sets forth for fiscal years 2008, 2007 and 2006 compensation awarded or paid to Mr. James Rudis, our Chairman, Chief Executive Officer and President, Ms. Tracy E. Quinn, our Interim Chief Financial Officer, and Mr. Richard A. Horvath, our Senior Vice President and Secretary, for services rendered to us.  Messrs. Rudis and Horvath and Ms. Quinn are also referred to as “named executive officers.”  Other than as indicated in the table below, none of our executive officers received salary plus bonus in excess of $100,000 for fiscal year 2008.

Name and				All Other
Principal Positions	Year	Salary ($)	Bonus ($)	Compensation ($)	Total ($)

James Rudis,	2008	$ 352,075	$ 251,900 (1)(4)	$ 196,117 (2)	$ 800,092
Chairman, President and	2007	306,006	56,700	188,573	551,279
Chief Executive Officer	2006	303,446	131,720	196,109	631,275

Tracy E. Quinn,	2008	358,269	6,900 (4)	$ 120,290 (3)	485,459
Interim Chief Financial Officer	2007	22,500	675	—	23,175

Richard A. Horvath,	2008	149,886	25,552 (4)	—	175,438
Senior Vice President	2007	147,191	19,851	—	167,042
and Secretary	2006	147,191	25,346		172,537

(1)	Includes $75,000 signing bonus paid to Mr. Rudis upon the execution of his employment agreement in January 2008.

(2)	Mr. Rudis received certain perquisites and other personal benefits which consist of the following:
a.	Premium paid of $17,966 for term life insurance for the benefit of Mr. Rudis’ spouse; and
b.
Mr. Rudis maintains offices in both Vernon, California and New York.  $178,151 represents perquisites or other benefits relating to payment of or reimbursement for commuting expenses between New York and California, including $132,898 for airfare, $27,294 for lodging and $17,959 for transportation, meals and other miscellaneous expenses.

(3)	Ms. Quinn received certain perquisites and other personal benefits which consist of the following:
a.
Ms. Quinn maintains her principal residence in Pennsylvania.  $120,290 represents perquisites or other benefits relating to payment of or reimbursement for commuting expenses between Pennsylvania and California, including $70,004 for airfare, $34,330 for lodging and $15,956 for transportation, meals and other miscellaneous expenses.

(4)
Difference between amounts noted above and amounts previously disclosed in Form 10-K for the fiscal year ended September 28, 2008 represent 401(k) company contribution adjustment based on actual calendar year W-2 earnings and application of the 401(k) plan’s $6,900 cap on company contributions.

Executive Employment Agreements and Arrangements

James Rudis

Mr. Rudis’ employment agreement, as amended, initially ran through October 31, 2007.  Pursuant to a termination option extension agreement we entered into with Mr. Rudis on November 30, 2006, we and Mr. Rudis chose not to terminate the employment agreement. On January 10, 2008, our board of directors approved a modification and extension for Mr. Rudis’ employment agreement.  The new agreement is effective retroactive to
November 1, 2007 and will expire on December 31, 2009.  After the initial term, the relationship will be at-will and may be terminated by us at any time or by Mr. Rudis upon at least 60 days’ written notice. Upon termination, Mr. Rudis would be entitled to receive accrued and unpaid base salary, unreimbursed business expenses and accrued but unused vacation and unused sick pay.

Mr. Rudis’ base salary, as of September 28, 2008, was $348,000 per year and we have agreed to review his compensation annually and increase it in a percentage not less than that of the annual increase in the cost of living.  The employment agreement contains a modified covenant by Mr. Rudis not to compete with us during the term of his employment and for a period of one year thereafter.  We have agreed to provide at our expense a $1.0 million life insurance policy on Mr. Rudis’ life, payable to a beneficiary of his choice, and to pay to him up to $800 per month for an automobile lease and to reimburse him for all operating expenses relating to the leased automobile.  In addition, if Mr. Rudis chooses not to participate in our existing group medical insurance plan, we have agreed to reimburse him for health insurance premiums he pays through the term of the employment agreement and any extensions for him and his immediate family, up to the amounts he paid for such coverage immediately prior to the effective date of the employment agreement.  We have also increased Mr. Rudis’ vacation time from three weeks to four weeks annually and, at his option, Mr. Rudis can accrue vacation time beyond each year or be paid in cash for all or part of any unused vacation days.

Mr. Rudis is also entitled to receive a minimum payment of $300,000 (in addition to any other payments our compensation committee may award in its sole discretion) upon:

•	an individual, entity or group becoming the beneficial owner of more than 50% of the total voting power of our total outstanding voting securities on a fully-diluted basis;

•	an individual or entity acquiring substantially all of our assets and business; or

•
a merger, consolidation, reorganization, business combination or acquisition of assets or stock of another entity, other than in a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent at least 50% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction.

However, a change in control does not include a financing transaction approved by our board of directors and involving the offering and sale of shares of our capital stock.

The employment agreement also provides that if Mr. Rudis is terminated by reason of his death or disability, he or his estate is entitled to receive:

•	his base salary, bonuses earned and reimbursement for business expenses, in each case through the date of termination;

•	all rights to which he or his estate is entitled under his life insurance policy; and

•	all amounts to which he is entitled under any profit-sharing plan.

If Mr. Rudis voluntarily resigns prior to the end of the term, he will not be entitled to receive any bonus payments.  If we terminate Mr. Rudis without cause, then subject to certain requirements, Mr. Rudis will be entitled to:

•
a severance benefit in the form of continuation of his base salary in effect at the date of termination and payment of COBRA health insurance premiums for the longer of twelve months or the remaining unexpired portion of the initial term of the agreement; and

•	a pro rated bonus payment under the terms of a bonus plan, if any, pursuant to which a bonus has been earned, payable at the time provided in the bonus plan.

On execution of the employment agreement, Mr. Rudis was awarded a signing bonus of $75,000 in consideration of his execution of the agreement and will be eligible to receive annual bonuses during the employment period at the discretion of the compensation committee.

In addition, Mr. Rudis maintains offices in both Vernon, California and New York.  As of September 28, 2008 we paid $178,151 in perquisites or other benefits relating to payment of or reimbursement for commuting expenses between New York and California.  This includes $132,898 for airfare, $27,294 for lodging and $17,959 for transportation, meals and other miscellaneous expenses.

Tracy E. Quinn

Ms. Quinn’s employment arrangement commenced on September 10, 2007.  The initial term of Ms. Quinn’s employment was for 90 days, but is reviewable by us every 30 days, and terminable at will by either party.   Ms. Quinn receives a monthly base salary of $30,000.  In addition, we have agreed to pay or reimburse Ms. Quinn for all reasonable travel expenses from the Pittsburgh, Pennsylvania area to southern California and all reasonable living expenses while she is conducting business on our behalf in southern California.  As of September 28, 2008, we paid  $120,290 in perquisites or other benefits relating to payment of or reimbursement for commuting expenses between Pennsylvania and California, including $70,004 for airfare, $34,330 for lodging and $15,956 for transportation, meals and other miscellaneous expenses.

Richard A. Horvath

Mr. Horvath receives an annual base salary of $142,686 and an automobile allowance of $600 per month.  Our board of directors determines Mr. Horvath’s discretionary bonus based on performance and his contributions to our success.

Executive Bonuses

Upon recommendation of the compensation committee, our board of directors approved bonuses for fiscal year 2008 for our named executive officers, based upon their contributions to our success during fiscal year 2008.  The bonuses will be paid in fiscal year 2009.

For the fiscal year ended September 28, 2008, Mr. Rudis served as our Chairman of the Board of Directors, Chief Executive Officer and President.  As part of the function of all three roles, Mr. Rudis served as the relationship manager to stockholders, lenders and all four of our previously disclosed significant customers.  In addition to setting the long-term strategy for us, Mr. Rudis was responsible for our overall profitability and maintained a close working relationship with all significant parties to help ensure positive results were achieved.

For the fiscal year ended September 28, 2008, Mr. Horvath served as the relationship manager with numerous customers.  In addition, Mr. Horvath also served as our Vice-President of Human Resources and Administration.  In his dual roles, Mr. Horvath ensured resources were available to complete customer orders.

To determine the amounts of the executive bonuses for the fiscal year ended September 28, 2008, the compensation committee considered these individual accomplishments and also reviewed some of the Company’s more significant financial benchmarks, including but not limited to net revenue growth, gross margin improvement, earnings per share, cash flow and earnings before interest, taxes, depreciation and amortization (“EBITDA”).

For the fiscal year ended September 28, 2008, our net revenues increased $46.2 million, or 24%, compared to fiscal year 2007.  For the fiscal year ended September 28, 2008, gross margin improved in terms of both dollars and as a percentage of revenues by $9.3 million and 190 bps, respectively, as compared to fiscal year 2007.  For the fiscal year ended September 28, 2008, our earnings per share increased to $0.66 as compared to $0.30 for fiscal year 2007, which represented a 120% increase.  For the fiscal year ended September 28, 2008, we had a cash increase of $5.3 million from fiscal year 2007.   Lastly, our EBITDA for the fiscal year ended September 28, 2008 was $23.7 million as compared to $14.3 million for fiscal year 2007.  EBITDA for the fiscal year ended September 28, 2008, was calculated using the following measurements: net income of $10.3 million; interest expense of $3.3 million; tax expense of $6.6 million; depreciation expense of $3.1 million; and amortization expense of $406,000.  EBITDA for the fiscal year ended September 30, 2007, was calculated using the following measurements: net income of $4.6 million; interest expense of $4.0 million; tax expense of $2.9 million; depreciation expense of $2.4 million; and amortization expense of $392,000.

The $176,900 bonus approved for James Rudis consisted of $170,000 in cash (approximately 48% of his base salary) and a $6,900 401(k) contribution.  The bonus approved for Tracy E. Quinn was $6,900, payable in the form of a 401(k) contribution.  The $25,552 bonus approved for Richard A. Horvath consisted of $20,000 in cash (approximately 13% of his base salary) and a $5,552 401(k) contribution, which represented 3% of Mr. Horvath's gross W-2 earnings for calendar year 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the number of shares of common stock underlying options held by the named executive officers at September 28, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

James Rudis	300,000	-	$ 1.60	(1)
	69,136	-	1.47	(2)
	10,288	-	1.50	(2)
	10,288	-	2.00	(2)
	10,288	-	2.50	(2)

Tracy E. Quinn	-	-	-	-

Richard A. Horvath	20,000	-	$ 1.60	(1)
	7,000	-	1.47	(2)
___________
(1)	Option expiration date is September 30, 2012.

(2)	Option expiration date is February 1, 2015.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements and Arrangements.  We have entered into agreements with our named executive officers that provide certain benefits upon the termination of their employment under certain prescribed circumstances.  Those agreements are described above under “ Executive Employment Agreements and Arrangements.”

Calculation of Potential Payments upon Termination or Change of Control.  In accordance with the rules of the Commission, the following table presents our estimate of the benefits payable to the named executive officers under their employment agreements or arrangements assuming that their service to us terminated on September 26, 2008, the last business day of fiscal year 2008, under the following circumstances:  (A) a change in control occurred, as defined under Mr. Rudis’s employment agreement; (B) a qualifying termination occurred, which is a termination by Mr. Rudis for “good reason” or by us without “cause” under his employment agreement; or (C) a non-qualifying termination occurred, which is a voluntary resignation by Mr. Rudis for other than “good reason,” by us for “cause,” as defined under Mr. Rudis’s employment agreement, or by us prior to renewal as provided in the executive employment agreements or by us upon Mr. Rudis’s death or disability, or any termination of Ms. Quinn or Mr. Horvath.

Name	Trigger	Salary and Bonus	Continuation of Benefits	Total Value (5)
James Rudis	Change in Control	$ 300,000 (1)	$ -	$ -
	Qualifying Termination	726,159 (2)	31,457 (3)	757,616
	Non-Qualifying Termination	105,782 (4)	-	105,782

Tracy E. Quinn	Change in Control	-	-	-
	Qualifying Termination	-	-	-
	Non-Qualifying Termination	4,694 (4)	-	4,694 (4)

Richard A. Horvath	Change in Control	-	-	-
	Qualifying Termination	-	-	-
	Non-Qualifying Termination	4,194 (4)	-	4,194 (4)

____________
(1)	Pursuant to Mr. Rudis’ employment agreement, Mr. Rudis is entitled to a $300,000 lump sum change in control payment.

(2)
Includes base salary for the remainder of the term of employment or twelve months, whichever is longer, any bonus earned through the date of termination, accrued but unused vacation and unused sick pay.

(3)	Includes monthly premiums required to maintain his health insurance for the remainder of the term of employment or twelve months, whichever is longer.

(4)	Includes accrued base salary and accrued, unused vacation and unused sick pay.

(5)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance, if applicable.

Director Compensation

Non-employee directors are entitled to cash payments of $2,500 per month in consideration for their service on our board of directors.  We may also periodically award options to our directors under our existing option and stock plans or otherwise.

In January 2008, our board of directors formed a special committee to evaluate offers for acquisition of all of our outstanding common stock.  The special committee consisted of Messrs. Auerbach, Gerard and Rodetis, with Mr. Rodetis serving as the committee chairman.  The members of the special committee received additional cash payments of $2,500 per month and the chairman received $5,500 per month.  The special committee was dissolved as of July 1, 2008.

Mr. Rudis was compensated as a full-time employee and officer and received no additional compensation for service as a board member during fiscal year 2008.  Information regarding the compensation awarded to Mr. Rudis is included in the “Summary Compensation Table” above.

Director Compensation Table

The following table summarizes the compensation of our directors for the year ended September 28, 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Geoffrey A. Gerard	$ 42,500	$ —	$ 42,500
Alexander Auerbach (3)	42,500	—	42,500
Louis J. Giraudo	10,000	—	10,000
Alexander Rodetis, Jr.	57,500	—	57,500
Harold Estes	30,000	—	30,000
__________
(1)
For a description of annual director fees, see the disclosure above under “Director Compensation.” The value of perquisites and other personal benefits was less than $10,000 in aggregate for each director.

(2)	There were no stock options awarded during fiscal 2008. Outstanding options held by each director as of September 28, 2008 are as follows:
•	Geoffrey A. Gerard – 27,000 options, which are fully vested.
•	Alexander Auerbach – 25,000 options, which are fully vested.
•	Alexander Rodetis, Jr. – 25,000 options, which are fully vested.

(3)
Mr. Auerbach’s firm, Alexander Auerbach & Co., also provides us with public relations and marketing services, for which we paid $41,000 with respect to fiscal year 2008.  See “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, the compensation committee initially was composed of Messrs. Auerbach, Gerard and Giraudo, with Mr. Auerbach serving as the committee chairman.  Mr. Giraudo resigned from the compensation committee in February 2008.  No director who was a member of the compensation committee during fiscal year 2008 was an officer or employee of Overhill Farms, Inc. during fiscal year 2008, was formerly an officer of Overhill Farms, Inc., or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended, except that as disclosed in “Certain Relationships and Related Transactions”, Mr. Auerbach is a stockholder, director and officer of a company that provided us with public relations and marketing services in exchange for fees that constituted more than 5%, or approximately $41,000 for our fiscal year 2008, of that company’s gross revenues for its fiscal year ended January 31, 2008.

During fiscal year 2008, none of our executive officers served as a member of a compensation committee of another entity (or other board committee of such company performing similar functions or, in the absence of any such committee, the entire board of directors of such corporation), one of whose executive officers serves on our compensation committee.  During 2008, none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee.  During fiscal year 2008, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a director of our company.

The following Compensation Committee Report is not deemed filed with the Commission.  Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act or under the Exchange Act that might incorporate future filings made by us under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by us under those statutes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the Overhill Farms, Inc. 2009 annual meeting of stockholders.

Respectfully submitted,
Compensation Committee
Alexander Auerbach, Chairman
Geoffrey A. Gerard

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

As of the close of business on April 17, 2009, a total of 15,823,271 shares of our common stock were outstanding.  The following table sets forth certain information as of that date regarding the beneficial ownership of our common stock by:

•	each of our directors and director nominees;

•	each of the named executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Commission and generally includes voting or investment power with respect to securities.  Except as indicated below, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable.  In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options held by that holder that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.  Except as indicated below, the address for each named beneficial owner is the same as ours.
Name and Address of Beneficial Owner
	Amount and Nature of Beneficial Ownership	Percent of Class
Lord Abbett & Co. LLC………...…………………..	1,996,302(1)	12.6%
William Blair & Company, L.L.C…………………..	1,471,479(2)	9.3%
Harold Estes………………………………………...	1,091,565(3)	6.9%
James Rudis…………………………………………	605,550(4)	3.7%
Richard A. Horvath…………………………………	27,000(5)	*
Geoffrey A. Gerard…………………………………	55,000(6)	*
Alexander Auerbach………………………………...	35,000(7)	*
Alexander Rodetis, Jr……………………………….	26,700(7)	*
Tracy E. Quinn…………………………………...…	-	-
All directors and executive officers as a group (7 persons)………………………………………....	1,840,815(8)	11.3%

_________
*	Less than 1.0%.

(1)	Based upon a Form 13F filed with the Commission by the holder as of December 31, 2008 in its capacity as an investment adviser, the holder has sole voting power over 1,736,857 shares and sole dispositive power over 1,996,302 shares. The address for the holder is 90 Hudson Street, Jersey City, New Jersey 07302.

(2)
Based upon Schedule 13G filed with the Commission as of December 31, 2008. Includes shares owned of record by William Blair Small Cap Growth Fund, over which power to vote or dispose of the shares is held by Colin Williams, portfolio manager to the Fund, and Karl Brewer, portfolio manager to the Fund and principal of William Blair & Company, L.L.C. The address for William Blair & Company, L.L.C. is 222 W. Adams Street, Chicago, Illinois 60606.

(3)	Mr. Estes’ address is 6004 South US Highway 59, Lufkin, Texas 75901.

(4)	Includes 400,000 shares of common stock underlying options.

(5)	Represents shares of common stock underlying options.

(6)	Includes 27,000 shares of common stock underlying options.

(7)	Includes 25,000 shares of common stock underlying options.

(8)	Includes 504,000 shares of common stock underlying options.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of September 28, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	521,000 (1)	$1.61	139,000 (2)
Equity compensation plans not approved by security holders	-	-	-
Total	521,000	$1.61	139,000

__________
(1)	Represents shares of common stock underlying options granted under our Amended and Restated 2002 Employee Stock Option Plan and Amended and Restated 2005 Stock Plan.

(2)
Represents shares of common stock authorized for issuance under our Amended and Restated 2002 Employee Stock Option Plan, which plan was originally adopted by our board of directors and then majority stockholder on September 25, 2002, to be effective as of October 29, 2002; the plan was further approved by our stockholders at our 2003 annual meeting and was amended and restated by our compensation committee (further stockholder approval was not required) on December 3, 2008.  Also represents shares of common stock authorized for issuance under our Amended and Restated 2005 Stock Plan, which was adopted by our board of directors on February 1, 2005, approved by our then majority stockholder on February 24, 2005 and approved by our stockholders at our 2005 annual meeting and was amended and restated by our compensation committee (further stockholder approval was not required) on December 3, 2008.  Our

Amended and Restated 2002 Employee Stock Option Plan and Amended and Restated 2005 Stock Plan each provide that if, at any time while that plan is in effect or unexercised options granted under that plan are outstanding, there is an increase or decrease in the number of issued and outstanding shares of common stock of Overhill Farms, Inc. through the declaration of a stock dividend or through a recapitalization that results in a stock split, combination or exchange of shares, then appropriate adjustment shall be made in the maximum number of shares authorized for issuance under that plan so that the same proportion of our issued and outstanding shares of common stock will continue to be subject to being optioned under the plan and appropriate adjustment will be made in the number of shares and the exercise price per share then subject to outstanding options so that the same proportion of our issued and outstanding shares will remain subject to purchase at the same aggregate exercise price.

Certain Relationships and Related Transactions

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has the responsibility to review and discuss with management and approve material transactions with related parties.  These transactions are governed by our Policies and Procedures for the Approval of Related Party Transactions.  During the review process, the material facts as to the related party’s interest in a transaction are disclosed to all board members.  Under the policies and procedures, the board is to review each interested transaction with a related party that requires approval and either approve or disapprove of the entry into the related party transaction.  A related party transaction is any transaction in which we are a participant and any related party has or will have a direct or indirect interest.  Transactions that are in the ordinary course of business and would not require either disclosure pursuant to Item 404(a) of Regulation S-K or approval of the board would not be deemed a related party transaction.  No director may participate in any discussion or approval of a related party transaction with respect to which he or she is a related party.  Our board intends to approve only those related party transactions that are in our best interests.

Transactions with Related Persons

Other than as described below, there were no transactions or series of transactions to which we were or are a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than 5% of our voting stock, or members of the immediate family of any foregoing persons, had or will have a direct or indirect material interest.  The transaction listed below was approved by our board of directors, and the interest of Mr. Auerbach in this matter described below was disclosed to our board of directors before our board of directors approved the matter.

In February 2004, we engaged Alexander Auerbach & Co., Inc. (“AAPR”) to provide us with public relations and marketing services.  AAPR provides public relations, media relations and communications marketing services to support our sales activities.  Alexander Auerbach, who is one of our directors, is a stockholder, director and officer of AAPR.  We paid to AAPR $41,000 for services rendered under this engagement during fiscal year 2008.  These fees totaled more than 5% of AAPR’s gross revenues for its fiscal year ended January 31, 2008.  We also paid AAPR $10,000 for services rendered under this agreement from September 29, 2008 through April 17, 2009.

Audit Committee Report

The audit committee of our board of directors reviewed and discussed with the independent registered public accounting firm all matters required by standards of the Public Company Accounting Oversight Board (United States)(“PCAOB”), including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed our audited financial statements, both with and without management present.  In addition, the audit committee obtained from the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the audit committee concerning independence, and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

Based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for fiscal year 2008, for filing with the Commission.  The audit committee also appointed the independent registered public accounting firm.

Audit Committee

Alexander Rodetis, Jr., Chairman
Geoffrey A. Gerard
Harold Estes

Principal Accountant Fees and Services

  Principal Independent Registered Public Accounting Firm

We anticipate that a representative of Ernst & Young LLP, our principal independent registered public accounting firm for fiscal year 2008 and our current fiscal year, will be present at our 2008 annual stockholders’ meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal years 2008 and 2007:

	2008	2007
Audit Fees	$630,000	$649,000
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--

Audit Fees.  Audit fees consist of amounts billed for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and our Registration Statement on Form S-3, including amendments thereto, and the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.”

Tax Fees.  Tax Fees consist of fees for professional services for tax compliance activities, including the preparation of federal and state tax returns and related compliance matters.

All Other Fees.  Consists of amounts billed for services other than those noted above.

Pre-Approval Policy

Our audit committee’s policy is to pre-approve all auditing services and permitted non-audit services to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the audit committee prior to the completion of the audit.  During fiscal year 2008, all services performed by Ernst & Young LLP were pre-approved by our audit committee in accordance with these policies and applicable Commission regulations.

PROPOSAL 2
AMENDMENTS TO PROCEDURES FOR ADVANCE NOTICE OF NOMINATIONS BY STOCKHOLDERS

Our board of directors has unanimously approved amendments to Article Seven of our amended and restated articles of incorporation to revise and clarify the procedures by which stockholders may make nominations for the election of directors.

Currently, Article Seven provides that stockholders who wish to make a nomination must provide us with written nomination notice not later than either (a) ninety days prior to the date that is one year after the immediately preceding annual meeting or (b) the tenth day following notice of a special meeting.  Under the proposed amendments, the nomination notice would instead be due not less than sixty nor more than one hundred twenty days prior to the scheduled annual meeting date.  However, if the annual meeting date is first publicly disclosed less than seventy days prior to the meeting, or if the stockholder wishes to make a nomination for an election planned to be held at a special stockholders’ meeting, then the nomination notice would be due by the tenth day after public disclosure of the meeting date.

Our board believes that the proposed amendments to the nomination deadlines are in line with deadlines established by many publicly held corporations. Our board also believes that keying the deadlines off of the current year’s scheduled annual meeting date, as proposed, rather than keying them off of the previous year’s meeting date, and revising the latest date by which nominations may be submitted for an annual meeting, may provide stockholders with additional time in which to submit nominations, particularly during years in which our annual meeting is delayed beyond one year from the previous year’s meeting.

Currently, Article Seven requires that a stockholder who makes a nomination must provide certain information, including:

(i)               the names and addresses of the stockholder and the nominee;

(ii)              a representation that the stockholder is entitled to vote at the meeting and intends to appear at the meeting to make the nomination;

(iii)             a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is being made;

(iv)             other information regarding the nominee as would be required to be included in a proxy statement; and

(v)               the consent of the nominee to serve as a director if elected.

The proposed amendments to Article Seven expand the list of required information to also include a full description of the existing or proposed financial and other interests in, and relationships between, the stockholder and/or the proposed nominee, on the one hand, and us or our affiliates, on the other hand.  In addition, under the proposed amendments, we may require any stockholder who makes a nomination or any proposed nominee to furnish other information as we may reasonably require for determining eligibility and qualifications of the stockholder to make the nomination and of the proposed nominee to serve as a director.

Article Seven also is being revised to clarify that Article Seven applies to all nominations by stockholders, regardless of whether the nominations are requested to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

Finally, language is proposed to be added to Article Seven in order to clarify that in addition to complying with the provisions of Article Seven, stockholders must also comply with applicable requirements of Nevada corporate law and the Exchange Act and related rules and regulations.

Section D of Article Seven, which contains the stockholder nomination provisions, is proposed to be amended and restated to read as set forth in Appendix A.  The text may be amended to include any changes required by the Secretary of State of the State of Nevada.

Provisions governing nominations by stockholders, such as the provisions currently found in Article Seven, generally are considered to have an anti-takeover effect to the extent the provisions restrict a stockholder’s ability to freely nominate directors for election in the manner and at the times the stockholder desires.  However, it is commonplace for publicly held corporations to provide reasonable restrictions on nominations by stockholders in order to, among other things, ensure that nominees are appropriately screened and determined to be suitable for election and to ensure that applicable disclosure and other rules and regulations are satisfied. This proposal is not made in response to any current takeover threat and is not intended to result in any increase in the anti-takeover effect of existing Article Seven, but rather is designed to clarify and enhance the operation of the provisions governing nominations by stockholders.  Additional information regarding anti-takeover matters is contained in proposal 5 under the heading “Anti-Takeover Considerations.”

Our board of directors recommends that our stockholders approve this proposal. However, our board reserves the right to abandon the proposed amendments to Article Seven if our board later believes it to be in our best interests, even if our stockholders approve this proposal.

PROPOSAL 3
AMENDMENTS TO PROCEDURES FOR ADVANCE NOTICE OF BUSINESS PROPOSED TO BE CONDUCTED BY STOCKHOLDERS AT AN ANNUAL MEETING

Our board of directors has unanimously approved amendments to Article Ten of our amended and restated articles of incorporation to revise and clarify the procedures by which stockholders may propose business to be conducted at annual meetings.

Currently, Article Ten provides that stockholders who wish to make a business proposal to be acted upon by stockholders at an annual meeting must provide us with written notice of the proposal not less than twenty days nor more than fifty days prior to the meeting, but that if less than thirty days’ notice of the meeting is given, then the proposal notice would be due no later than the tenth day following notice of the meeting date.  Under the proposed amendments, the proposal notice would instead be due not less than sixty nor more than one hundred twenty days prior to the scheduled annual meeting date.  However, if the annual meeting date is first publicly disclosed less than seventy days’ prior to the meeting, then the proposal notice would be due by the tenth day after public disclosure of the meeting date.

The proposed amendments to the business proposal deadlines are in line with the proposed deadlines provided in proposal 2 regarding stockholder nominations of directors.  Our board believes the proposed deadlines are also in line with many other publicly held companies’ deadlines and that the deadlines will help provide better predictability, and therefore a better opportunity for analysis by us and our stockholders, of business proposals to be presented by stockholders at an annual meeting.

Currently, Article Ten requires that a stockholder who makes a business proposal must provide certain information, including:

(i)                a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii)               the name and address of the stockholder proposing such business;

(iii)              the number of shares beneficially owned by the stockholder; and

(iv)              any material interest of the stockholder in such business.

The proposed amendments to Article Ten expand the list of required information to also include a full description of the stockholder’s existing or proposed financial and other interests in and relationships with us or our affiliates, on the other hand.  In addition, under the proposed amendments, we may require the proposing stockholder to furnish other information as we may reasonably require for determining eligibility of such stockholder to make a proposal.

Article Ten also is being revised to clarify that Article Ten applies to all business (other than nominations of directors, which are governed by Article Seven) proposed by stockholders to be acted upon at an annual meeting, regardless of whether the business proposal is requested to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

Finally, language is proposed to be added to Article Ten in order to clarify that in addition to complying with the provisions of Article Ten, stockholders must also comply with applicable requirements of Nevada corporate law and the Exchange Act and related rules and regulations.

Article Ten is proposed to be amended and restated to read as set forth in Appendix A.  The text may be amended to include any changes required by the Secretary of State of the State of Nevada.

Provisions governing business proposals by stockholders, such as the provisions currently found in Article Ten, generally are considered to have an anti-takeover effect to the extent the provisions restrict a stockholder’s ability to freely propose business to be acted upon at an annual meeting in the manner and at the times the stockholder desires.  However, it is commonplace for publicly held corporations to provide reasonable restrictions on the proposal of business in order to, among other things, ensure that proposals are appropriately analyzed and that applicable disclosure and other rules and regulations are satisfied. This proposal is not made in response to any current takeover threat and is not intended to result in any increase in the anti-takeover effect of existing Article Ten but rather is designed to clarify and enhance the operation of the provisions governing business proposals to be conducted by stockholders at annual meetings and make those provisions consistent with the proposed provisions governing stockholder nominations of directors. Additional information regarding anti-takeover matters is contained in proposal 5 under the heading “Anti-Takeover Considerations.”

Our board of directors recommends that our stockholders approve this proposal. However, our board reserves the right to abandon the proposed amendments to Article Ten if our board later believes it to be in our best interests, even if our stockholders approve this proposal.

PROPOSAL 4
AMENDMENTS TO INDEMNIFICATION AND LIMITED LIABILITY PROVISIONS

Our board of directors has unanimously approved amendments to Article Eight of our amended and restated articles of incorporation to revise and clarify the provisions under which directors, officers and certain representatives of ours are entitled to indemnification for and advancement of expenses in defending legal actions and proceedings relating to services they provide to us or at our request and under which directors and officers are entitled to limitation of liability for monetary damages.

With regard to indemnification, Article Eight currently provides that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, (i) is or was a director or officer of ours, or (ii) is or was serving at our request as a director or officer of another corporation or as our representative in a partnership, joint venture, trust or other enterprise (such director, officer or representative, a “representative”), shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection with such action, suit or proceeding.

The proposed amendments to the indemnification provisions in Article Eight clarify that indemnification is to be provided to current or former officers, directors and representatives, so that it is clear that former officers, directors or representatives continue to be covered by the indemnification provisions in connection with actions, suits or proceedings relating to matters that occurred during the time(s) that such persons served as officers, directors or representatives.

With regard to advancement of expenses, Article Eight currently provides that we must pay the expenses of any officers or directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification. Article Eight also provides that the right of indemnification is not exclusive of any other right that directors, officers or representatives may have, such as under any article, bylaw, agreement, vote of stockholders, provision of law, or otherwise.

The proposed amendments to the advancement of expenses provisions in Article Eight expand the advancement right so that it applies to officers, directors and representatives, rather than just to officers and directors, as our board believes it is appropriate to advance expenses to persons serving at our request as representatives.

With regard to limitation of liability, Article Eight currently provides that consistent with Nevada Revised Statutes 78.138, a director or officer of our company shall not be individually liable to us or our stockholders for damages resulting from any act or failure to act in the person’s capacity as a director or officer unless it is proven that (i) the act or failure to act was a breach of fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or knowing violation of law.

The proposed amendments to Article Eight preserve this limitation of liability provision.  However, the language in Section A relating to the scope of applicability of Article Eight has been moved to Section C of Article Eight and revised to clarify that a person’s rights under all of the provisions of Article Eight are contract rights that vest when the person becomes a director, officer or representative, so as to avoid any implication that a person’s rights under Article Eight vest only when a claim arises.

Article Eight is also being revised to expressly state that neither the amendment nor repeal of Article Eight, nor the adoption of any articles provision inconsistent with Article Eight, will eliminate or reduce the effect of Article Eight with respect to matters occurring, or any cause of action, suit or claim that, but for Article Eight would accrue or arise, prior to the amendment, repeal or adoption of any inconsistent provision.  These revisions are intended to make it clear that the protections of Article Eight apply regardless of when any action, suit or claim is threatened, filed or commenced and regardless of when any claims for indemnification or advancement of expenses or limitation of liability may be deemed to have ripened.

Our board believes that the proposed amendments to Article Eight appropriately clarify and enhance the operation of the provisions governing limitation of liability, indemnification and advancement of expenses.  The additional certainty provided by the proposed amendments to Article Eight may help us retain and attract new persons to serve as officers, directors and representatives by acting as a significant supplement to indemnification and similar agreements we enter into from time to time with our officers, directors and representatives.

Our board of directors recommends that our stockholders approve this proposal. However, our board reserves the right to abandon the proposed amendments to Article Eight if our board later believes it to be in our best interests, even if our stockholders approve this proposal.

PROPOSAL 5
APPROVAL OF AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION IN ORDER TO UPDATE VARIOUS PROVISIONS

Our board of directors has unanimously approved amendments to our amended and restated articles of incorporation in order to update various provisions, as described below.

Registered Agent – Article Two is proposed to be revised to delete the information regarding our registered agent in Nevada, because that information is not required to be included in restated articles of incorporation.  The title of Article Two is proposed to be changed to "Location of Corporate Offices and Conduct of Business" to reflect the remaining content covered by Article Two.

Series A Convertible Preferred Stock – Article Five is proposed to be revised to eliminate references to our Series A Convertible Preferred Stock (“Series A”).  Our authorized capital consists of 150,000,000 shares of stock, including 50,000,000 shares of preferred stock and 100,000,000 shares of common stock.  Of the 50,000,000 shares of preferred stock, 4.43 are designated as Series A, but there are no shares of Series A issued and outstanding or anticipated to be issued in the future.  Accordingly, our board proposes to eliminate all references to Series A contained in Article Five.  This is intended to result in the shares that currently are authorized as Series A instead being restored to the status of authorized and unissued shares of preferred stock that may in the future be designated by our board as shares of a new series of preferred stock.

Article Nine, which governs the ability of our stockholders to act by written consent or to call a special meeting, also is proposed to be revised to eliminate references to the rights of Series A holders, since no Series A shares are outstanding or anticipated to be issued in the future. The remainder of the provisions in Article Nine would remain in effect, including the ability of stockholders holding at least a majority of our outstanding common stock to act by written consent without a meeting or to call a special meeting.  The title of Article Nine would be changed to "Actions by Written Consent and Special Meetings of Stockholders" to reflect the content convered by Article Nine.

Anti-Takeover Considerations – Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be in the best interest of our stockholders.  These provisions may limit our stockholders’ ability to approve a transaction that our stockholders may think is in their best interest.  These provisions include the advance notice provisions in Articles Seven and Ten, as described in proposals 2 and 3; the requirement in Article Nine that stockholders must hold a majority of our outstanding common stock in order for them call a special meeting; and the ability of our board of directors to fix the rights and preferences of an issue of shares of preferred stock without stockholder action.

The restoration of shares of Series A as shares of undesignated preferred stock as contemplated by this proposal will slightly increase the number of shares of undesignated preferred stock available for future issuance.  However, the elimination of Series A is not intended as a response to any anti-takeover threat and is not expected to measurably increase the anti-takeover effect of the existing undesignated preferred stock, since the number of shares being restored to undesignated preferred stock is small.

Provisions of Nevada’s business combinations statute also restrict certain business combinations with interested stockholders.  We have elected not to be governed by these provisions in our existing articles of incorporation.  However, this election may not be effective unless we meet certain conditions under the Nevada statute.

The provisions of our articles of incorporation, bylaws and Nevada law are intended to encourage potential acquirers to negotiate with us and allow the board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value.  However, those provisions may also discourage acquisition proposals or delay or prevent a change in control.

    Scope of Amendments - We encourage stockholders to review the complete terms of the second amended and restated articles of incorporation, which is attached to this proxy statement as Appendix A.  The proposed second amended and restated articles of incorporation include the amendments proposed to be made to Articles Seven, Ten and Eight pursuant to proposals 2, 3 and 4, respectively.  Accordingly, if our stockholders do not approval any or all of those proposals, then we would need to revise any second amended and restated articles of incorporation that we file in Nevada in order to retain the existing provisions of Articles Seven, Ten and/or Eight, as appropriate.  In addition, the text may be amended to include any changes required by the Secretary of State of the State of Nevada.

Our board of directors recommends that our stockholders approve this proposal. However, our board reserves the right to abandon the proposed amendment and restatement of our articles of incorporation or any portions thereof if our board later believes it to be in our best interests, even if our stockholders approve this proposal.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 of the Exchange Act, proposals by stockholders that are intended for inclusion in our proxy statement and proxy and to be presented at our 2010 annual stockholders’ meeting must be received by us by January 2, 2010 in order to be considered for inclusion in our proxy materials relating to our 2010 annual stockholders’ meeting. Such proposals should be addressed to our Secretary and may be included in next year’s annual stockholders’ meeting proxy materials if they comply with rules and regulations of the Commission governing stockholder proposals. For all other proposals by stockholders to be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices in accordance with the advance notice provisions of our bylaws.

Our existing amended and restated articles of incorporation provide that nominations of persons for election to our board of directors may be made by any stockholder of the corporation entitled to vote for the election of directors at a meeting if appropriate written notice of the stockholder’s intent to make a nomination is delivered to or mailed and received by our Secretary at our principal executive offices not later than: (1) with respect to an election to be held at an annual stockholders’ meeting, 90 days prior to the date one year after the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special stockholders’ meeting, the close of business on the tenth day following the date on which notice of the special meeting is first given to stockholders. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in full compliance with this procedure.  As discussed in proposal 2, we have proposed to amend this provision.  Therefore, if our stockholders approve proposal 2 and we file an amendment to our amended and restated articles of incorporation to effect the amendments described in proposal 2, then stockholder nominations will be due as provided in those amendments.

Our existing amended and restated articles of incorporation provide that for all other proposals to be timely, an appropriate stockholder’s notice must be received by us at our principal executive offices not less than 20 days nor more than 50 days prior to next year’s annual stockholders’ meeting, except that if we give less than 30 days’ notice or prior public disclosure of the date of the meeting, notice by a stockholder to be timely must be received by us not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or publicly disclosed. If the presiding officer at the annual meeting determines and declares that a stockholder who wishes to bring business before the annual meeting has failed to comply with this notice procedure, then the business proposed by the stockholder shall not be transacted.  As discussed in proposal 3, we have proposed to amend this provision.  Therefore, if our stockholders approve proposal 3 and we file an amendment to our amended and restated articles of incorporation to effect the amendments described in proposal 3, then stockholder proposals other than nominations will be due as provided in those amendments.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act. In accordance with that act, we file reports, proxy statements and other information with the Commission. These materials can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. From the time our common stock began trading publicly on November 1, 2002, our common stock has been traded on NYSE Amex (formerly American Stock Exchange) under the symbol “OFI.”

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended September 28, 2008, as filed with the Commission (exclusive of exhibits), accompanies this proxy statement. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part of this proxy solicitation material.

Additional copies of our annual report (without exhibits) will be furnished by first class mail, without charge to any person from whom the accompanying proxy is solicited upon written or oral request to Overhill Farms, Inc., Attention: Investor Relations, P.O. Box 58806, Vernon, California 90058, telephone (323) 582-9977. If exhibit copies are requested, a copying charge of $.20 per page will be made. In addition, all of our public filings, including our annual report, can be found free of charge on the worldwide web at http://www.sec.gov.

OTHER MATTERS

In accordance with our bylaws, only business brought before the meeting by or at the direction of our board of directors or by any stockholder who complies with the advance notice procedures set forth in our bylaws may be conducted. As of the date of this proxy statement, our board of directors does not know of any other matter that will be brought before the meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement of the meeting, the person or persons voting the proxies will vote on that matter in accordance with their best judgment and discretion.

STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

Dated: April 17, 2009

APPENDIX A

FORM OF PROPOSED

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OVERHILL FARMS, INC.

On the 2nd day of April, 2009, the Board of Directors of the Corporation approved by resolution the amendment and restatement of the Corporation’s Amended and Restated Articles of Incorporation. The number of shares of the Corporation outstanding and entitled to vote on the amendment and restatement of the Amended and Restated Articles of Incorporation was 15,823,271 shares of Common Stock. The amendment and restatement has been approved by stockholders holding [         ] shares of Common Stock, which is at least a majority of the only class of stock outstanding and entitled to vote thereon.

The Corporation’s Amended and Restated Articles of Incorporation are hereby amended and restated in their entirety to read as follows:

ARTICLE ONE
NAME

The name of the Corporation is: Overhill Farms, Inc. (the “Corporation”).

ARTICLE TWO
LOCATION OF CORPORATE OFFICES AND CONDUCT OF BUSINESS

The Corporation may maintain an office, or offices, in such place or places within or without the State of Nevada as may be from time to time designated by the board of directors of the Corporation (the “Board of Directors”), or by the bylaws of the Corporation (the “Bylaws”).  The Corporation may conduct all corporate business of every kind and nature, including the holding of all meetings of directors and stockholders, outside the State of Nevada as well as within the State of Nevada.

ARTICLE THREE
PURPOSE

The purpose for which the Corporation is organized is the transaction of any and all lawful business or activity for which Corporations may be incorporated under Chapter 78 of the Nevada Revised Statutes (“NRS”).

ARTICLE FOUR
DURATION

The period of duration is perpetual.

ARTICLE FIVE
CAPITAL STOCK

A.           Authorized Capital. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 150,000,000, consisting of (i) 50,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”), and (ii) 100,000,000 shares of common stock, $.01 par value per share (“Common Stock”). No other class of stock shall be authorized. Said shares of Common Stock and Preferred Stock may be issued in one or more series by the Corporation from time to time, without action by the stockholders, and for such consideration as may be fixed from time to time by the Board of Directors.

B.           Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of serial Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the classes, series and the number of each class or series of Preferred Stock and if more than one class or series of Preferred Stock is authorized, the Board of Directors shall fix the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each class or series of Preferred Stock.

The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each class or series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series, but not issued, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

C.           Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of applicable law and the rights of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

D.           Miscellaneous Provisions.

1.
Preemptive Rights. No stockholder of the Corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any shares or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix.

2.	Cumulative Voting. Cumulative voting by any stockholder is hereby expressly denied.

ARTICLE SIX
GOVERNANCE

The governing board of the Corporation shall be styled directors and known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation, providing that the number of directors shall not be reduced to less than three (3), and further providing that no director’s term shall be shortened by reason of a resolution reducing the number of directors.

ARTICLE SEVEN
BOARD OF DIRECTORS

A.           The Board of Directors is expressly authorized to make, alter or amend the Bylaws of the Corporation by approval of a majority of a quorum of the members of the Board of Directors.

B.           Authority is hereby expressly granted to and vested in the Board of Directors to issue notes, bonds, debentures, warrants and other obligations of the Corporation convertible into stock of such class or bearing such warrants or other evidence of optional rights to purchase and/or subscribe to stock of such class and issued and convertible upon such terms and conditions and in such manner as may be fixed and stated by the resolution or resolutions from time to time adopted providing for the issuance thereof.

C.           The Board of Directors shall be authorized to exercise all such powers and do all such things and acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Nevada, of these Articles of Incorporation and of the Bylaws of the Corporation.

D.           The Board of Directors, a committee appointed by the Board of Directors, or any stockholder entitled to vote in the election of directors generally may make nominations for the election of directors. However, a stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation (A) with respect to an election to be held at an annual meeting of stockholders, not less than sixty (60) nor more than one hundred twenty (120) days prior to the scheduled annual meeting date, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made to the stockholders, then notice by the stockholder, to be timely, must be so delivered or received not later than 5:00 p.m. Pacific time (“close of business”) on the tenth (10th) day following the date on which notice of the date of the annual meeting is first publicly disclosed or otherwise given to stockholders, or (B) with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first publicly disclosed or otherwise given to stockholders. A stockholder’s notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, and a full description of their respective existing or proposed financial and other interests in and relationships with the Corporation or affiliates of the Corporation; (ii) a representation that the stockholder is a holder of record stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Corporation if so elected. The Corporation may require any stockholder who makes a nomination or any proposed nominee to furnish such other information as the Corporation may reasonably require for determining the eligibility and qualifications of such stockholder to make a nomination and of such proposed nominee to serve as a director of the Corporation. The provisions of this Article Seven apply to all nominations by stockholders, regardless of whether the nominations are requested to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). In addition to complying with the provisions of this Article Seven, a stockholder shall also comply with all applicable requirements of Chapter 78 of the NRS and the Exchange Act and the rules and regulations thereunder, with respect to the matters set forth in this Article Seven. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with this Article Seven.

ARTICLE EIGHT
LIABILITIES AND INDEMNIFICATION

 A.           Without limiting the limitation of liability of directors and officers provided by, and subject to the exceptions enumerated in, NRS 78.138(7), a director or officer of the Corporation shall not be individually liable to the Corporation or its stockholders for any damages as a result of any act or failure to act in the person’s capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of the person’s fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or knowing violation of law.

 B.           Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, (i) is or was a director or officer of the Corporation, or (ii) is or was serving at the request of the Corporation as a director or officer of another corporation or as the Corporation’s representative in a partnership, joint venture, trust or other enterprise (such director, officer or representative, a “representative”), shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of any current or former officer, director or representative incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer or representative to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article Eight.

Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving as a representative, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

 C.           A person’s rights under this Article Eight are contract rights that vest when the person becomes a director, officer or representative and shall continue as to a person who has ceased to be a director, officer or representative, and shall inure to the benefit of the heirs, executors and administrators of such person.  Neither the amendment nor repeal of this Article Eight, nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight with respect to any matter occurring, or any cause of action, suit or claim that, but for this Article Eight would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision, regardless of when any action, suit or claim is threatened, filed or commenced and regardless of when any claims for indemnification or advancement of expenses or limitation of liability may be deemed to have ripened.

ARTICLE NINE
ACTIONS BY WRITTEN CONSENT AND SPECIAL MEETINGS OF STOCKHOLDERS

 A.           Any action required or permitted to be taken at a meeting of holders of Common Stock of the Corporation may be taken without a meeting if, before the action is taken, the Board of Directors approves the action and a written consent thereto is signed by stockholders holding at least a majority of the voting power of the outstanding Common Stock, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

 B.           Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by Title 7, Chapter 78 of the NRS, may be called by the Chairman of the Board of Directors, or the President, and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

ARTICLE TEN
ANNUAL MEETING OF STOCKHOLDERS

At an annual meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting (A) by or at the direction of the Board of Directors or (B) by any stockholder of the Corporation who complies with the notice procedures set forth in this Article Ten. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty (60) nor more than one hundred twenty (120) days prior to the scheduled annual meeting date, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made to the stockholders, then notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is first publicly disclosed or otherwise given to stockholders. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following information: (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business; (iii) the number of shares of the Corporation which are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) a full description of the stockholder’s existing or proposed financial and other interests in and relationships with the Corporation or affiliates of the Corporation.  The Corporation may require the stockholder to furnish such other information as the Corporation may reasonably require for determining the eligibility of such stockholder to make such proposal. The provisions of this Article Ten apply to business proposals by stockholders, regardless of whether the proposals are requested to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. In addition to complying with the foregoing provisions of this Article Ten, a stockholder seeking to have a business proposal included in the Corporation’s proxy statement shall also comply with all applicable requirements of Chapter 78 of the NRS, the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article Ten. The presiding officer at an annual meeting shall, if he determines the facts so warrant, determine and declare to the participants at the meeting that the business was not properly brought before the meeting and in accordance with the provisions of this Article Ten. Upon such determination and declaration, the business not properly brought before the meeting shall not be transacted.   For the avoidance of doubt, nominations of persons for election to the board of directors shall be subject to the provisions of Article Seven in lieu of the provisions of this Article Ten.

ARTICLE ELEVEN
ELECTIONS

The provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statute, relating to acquisition of a controlling interest in the Corporation, shall not apply to the Corporation or to the acquisition of a controlling interest in the Corporation by any existing or future stockholder.

At such time as the Corporation becomes a “resident domestic corporation” as defined in NRS 78.427, the Corporation shall not be subject to the provisions of NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statute, relating to combinations with interested stockholders.

IN WITNESS WHEREOF, the undersigned has set forth his hand this ______ day of June, 2009.

OVERHILL FARMS, INC.

By: James Rudis
Its: President

APPENDIX B

OVERHILL FARMS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2009

The undersigned hereby appoints James Rudis and Richard A. Horvath, or either of them individually, as the attorney, agent and proxy of the undersigned, with the power to appoint his substitute, to represent and vote, as designated on the reverse side, all shares of common stock of Overhill Farms, Inc. (the “Company”) held of record by the undersigned at the close of business on April 17, 2009, at the 2009 annual meeting of stockholders to be held on June 1, 2009 at 9:00 a.m. Pacific time, at the Company’s principal executive offices located at 2727 East Vernon Avenue, Vernon, California 90058 and at any and all adjournments and postponements thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

OVERHILL FARMS, INC.

June 1, 2009

Please date, sign and mail
your proxy card in the
envelope provided as soon as possible

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” AND “FOR” EACH OF THE OTHER PROPOSALS LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To consider and vote upon a proposal to elect five nominees to the Company’s board of directors, as described in proposal 1:

☐	FOR ALL NOMINEES	NOMINEES:
0 James Rudis
☐	WITHHOLD AUTHORITY	0 Harold Estes
	FOR ALL NOMINEES	0 Geoffrey A. Gerard
0 Alexander Auerbach
☐	FOR ALL EXCEPT	0 Alexander Rodetis, Jr.
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2.
To consider and vote upon a proposal to approve amendments to procedures contained in the Company’s articles of incorporation for advance notice of nominations by stockholders, as described in proposal 2.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3.
To consider and vote upon a proposal to approve amendments to procedures contained in the Company’s articles of incorporation for advance notice of business proposed to be conducted by stockholders at an annual meeting, as described in proposal 3.

☐	FOR

☐	AGAINST

☐	ABSTAIN

4.	To consider and vote upon a proposal to approve amendments to indemnification and limited liability provisions contained in the Company’s articles of incorporation, as described in proposal 4.

☐	FOR

☐	AGAINST

☐	ABSTAIN

5.	To consider and vote upon a proposal to approve the amendment and restatement of the Company’s articles of incorporation in order to update various provisions, as described in proposal 5.

☐	FOR

☐	AGAINST

☐	ABSTAIN

6.	The proxy holder(s) are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournments and postponements of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” and “FOR” each of the other proposals.  All other proxies previously given by the undersigned in connection with the action proposed on this proxy are hereby expressly revoked. This proxy may be revoked at any time before it is voted by written notice to the Secretary of the Company, by issuance of a subsequent proxy or by voting at the meeting in person.

To change the address on your account, please check the box at right and [   ] indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:
Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  [   ]